FIRST ALBANY COMPANIES INC.            (Exhibit 11)
                     COMPUTATION OF PER SHARE EARNINGS

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                                     Three Months Ended    Six Months Ended
(In thousands, except                June 30,  June 30,    June 30,  June 30,
 per share amounts)                   2000      1999        2000      1999
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Basic:

Income from continuing operations    $(1,362)   $(1,050)   $ (486)   $(3,315)
Income from Discontinued operations,
  net of taxes                           275      1,867     2,462      3,335
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 Net income (loss)                   $(1,087)   $   817    $1,976    $    20
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Weighted average number of shares
  outstanding during the period        8,146      7,648     8,001      7,642
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Income per share for continuing
   operations                        $ (0.16)   $ (0.14)   $(0.06)   $ (0.43)
Income per share for discontinued
  operations                            0.03       0.25      0.31       0.43
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Net income (loss) per share          $ (0.13)   $  0.11    $ 0.25    $  0.00
=============================================================================

Dilutive:

Income from continuing operations    $(1,362)   $(1,050)   $ (486)   $(3,315)
Income from discontinued operations,
  net of taxes                           275      1,867     2,462      3,335
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Net income (loss)                    $(1,087)   $   817    $1,976    $    20
=============================================================================

Weighted average number of shares
 outstanding during the period         8,146      7,648     8,001      7,642
Effective of dilutive common
 equivalent shares                                1,021     1,362        856
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Weighted average shares and common
 equivalent shares outstanding         8,146      8,669     9,363      8,498
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Income per share for continuing
 operations                          $ (0.16)   $ (0.12)   $(0.05)   $ (0.39)
Income per share for discontinued
 operations                             0.03       0.21      0.26       0.39
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Net income (loss) per share          $ (0.13)   $  0.09    $ 0.21    $  0.00
=============================================================================

**Per share figures and shares outstanding have been restated for all dividends declared.
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